Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated April 21, 2021
Relating to Preliminary Prospectus dated April 21, 2021
Registration No. 333-254663

Update and Supplement to Preliminary Prospectus
Dated April 21, 2021
This free writing prospectus relates to the initial public offering of common stock of NeuroPace, Inc. (“NeuroPace”) and supplements the preliminary prospectus dated April 21, 2021 (the “Preliminary Prospectus”) that was included in Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-254663) (the “Registration Statement”) relating to the offering of NeuroPace’s common stock (the “Post-Effective Amendment”). This free writing prospectus should be read together with the Post-Effective Amendment. The Post-Effective Amendment, including the Preliminary Prospectus, may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/0001528287/000162828021007237/neuropaceincpost-effective.htm.

On April 20, 2021, after the Registration Statement was declared effective, NeuroPace received correspondence from the United States Department of Treasury regarding an inquiry into unspecified matters that may fall under the jurisdiction of the Committee on Foreign Investment in the United States (“CFIUS”). NeuroPace does not at this time have additional information as to the substance of the inquiry and intends to cooperate fully with CFIUS on the matter.

The Registration Statement was declared effective by the Securities and Exchange Commission (the “SEC”) on April 20, 2020 and the Post-Effective Amendment has not yet been declared effective by the SEC and the common stock that is the subject of the Registration Statement and Post-Effective Amendment may not be sold nor may offers to buy be accepted prior to the time the Post-Effective Amendment becomes effective. Before you invest, you should read the Preliminary Prospectus in the Post-Effective Amendment, the Registration Statement, and other documents NeuroPace has filed with the SEC for more complete information about NeuroPace and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone: +1 (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; or from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, via telephone at +1 (866) 718-1649 or by email at prospectus@morganstanley.com.